Exhibit 10.9

[Avon Products, Inc. Letterhead]
Personal & Confidential

February 7, 2012

David Legher
General Manager, Northern Latin America
Avon – Mexico

Dear David:

This letter confirms our mutual understanding of the terms and conditions applying to your assignment in Sao Paulo, Brazil, as SVP and General Manger, Brazil, reporting to Fernando Acosta, SVP and President, LATAM. Your assignment in Brazil is contingent upon our mutual understanding of the performance objectives which are subject to change at Avon’s discretion, timely local regulatory permission being obtained for you to work in Brazil and your acceptance of the terms and conditions of this letter.

The conditions of this letter are in accordance with the policies set forth in the International Assignment Handbook, those policies being incorporated herein by this reference. This letter summarizes key points in the International Assignment Handbook and specifies certain additional conditions associated with your assignment. In terms of this specific assignment, local conditions and guidelines applicable to Avon expatriates in Brazil will also govern you.

The date of this assignment is as soon as practicable, pending obtaining valid work authorization, and is scheduled to be up to two years (2) in duration. The assignment may be less than two (2) years subject to the discretion of LATAM management. The assignment may be greater than two (2) years subject to mutual agreement.

TOTAL COMPENSATION

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Base Salary. Effective March 1, 2012, your annual base salary will be COP 1,050,000,000. Your next salary review is scheduled for April 2013. Your salary will continue to be based on home country internal and external competitive rates.

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Management Incentive Plan. Effective March 1, 2012, your MIP target will be 60% and will be based upon the achievement of Brazil pre-set MIP goals, subject to approval of the 2012 Plan. Prior to March 1, your MIP will be 50% and will be based upon NOLA pre-set MIP goals.

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Long Term Incentives. You will be eligible to participate in the long term incentive programs available to Senior Vice Presidents. Currently, this includes performance-based restricted stock units granted under the 2010 Stock Incentive Plan and performance cash under the Avon Products, Inc. Long Term Incentive Cash Plan.

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Total Compensation. Your total compensation is your current performance-based compensation. This includes your annual salary, your Management Incentive Plan awards, your Long Term Incentive Plan awards and any other bonuses or performance-related incentives received during this assignment. Once the amount is determined, a hypothetical tax will be applied and you will be paid the net amount.

Overseas Compensation

A balance sheet approach will be used to ensure that your standard of living and taxes in Brazil will be comparable to that which you are accustomed to in Colombia. A copy of your balance sheet is attached. You will initially receive your salary in your home country. Should you decide to receive a portion of your salary in Brazil during your assignment, please contact Belinda Coakes in writing with the desired home

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and/or host salary payments you would like to receive. However, you will not begin receiving funds in Brazil until you confirm that you have opened a bank account in Brazil and have obtained valid work authorization.

Taxes

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Tax Equalization Adjustments. Under the terms of the International Assignment Policy, your tax liability while on assignment in Brazil will be approximately the amount that would be payable if you were working and living in Colombia. In order to equalize the tax obligation of your foreign service, a hypothetical Colombia income tax is computed and deducted from your total salary. A tax equalization calculation/reconciliation will be prepared at the end of each calendar year to determine if the appropriate Colombia taxes were withheld on your total compensation during your foreign service through your hypothetical income tax deductions.

In the event that you do not break tax residency in Colombia, you will remain on actual tax withholding and a hypothetical tax will not be implemented. However, the tax equalization process will still continue.

Ernst & Young LLP will be completing your income tax returns while you are on foreign assignment. It is therefore imperative that you make contact with them to ensure that all necessary information is being compiled and that the tax process is in place to file your tax returns on a timely basis. Please contact [Name] of E&Y-Colombia. Contact information is as follows:

Telephone:     [Telephone Number]
Email:     [Email Address]

You should also contact [Name] of E&Y-Brazil regarding your Brazil country returns. Contact information is as follows:

Telephone:     [Telephone Number]
Email:     [Email Address]

[Name], a Senior Consultant at Ernst & Young (E&Y) in the United States, is responsible for the day-to-day coordination of tax issues regarding Avon’s worldwide expatriates. She may be reached at [Phone Number] or via email at [Email Address]. [Name], a tax partner at Ernst & Young (E&Y) in New York, is responsible for Avon’s worldwide expatriate tax work.

In the event of severance, tax treatment of any payments made to you will be reviewed and income tax withholding adjusted accordingly, if necessary.

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Hypothetical Tax. As stated above, a hypothetical Colombia tax will be deducted from your total compensation when it is paid to you. As stated, total compensation includes base salary, Management Incentive Plan, Long Term Incentive Plan and any other bonuses or performance-related incentives received during your assignment.

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Social Security. The hypothetical tax deduction does not cover your home country social security obligation. The Colombia payroll department should continue to handle this deduction while you are on assignment in Brazil. You will not be responsible for any Brazil social taxes incurred while on assignment. These taxes will be paid on your behalf by the Brazil office.

Differential, Allowances & Assignment Incentive Bonus

▪	Goods and Services Differential. The goods and services differential is calculated by taking the difference between the goods and services (G&S) index of host and home location times the amount

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that someone at your income level and family size would spend on goods and services in Colombia. The portion of your salary used on goods and services in Colombia is also referred to as your spendable income. It is the Colombia spendable income -- not total base salary -- that is protected from the higher costs of goods and services abroad. At present, Mercer reports a goods & services index for Brazil above the present cost of living in Colombia. Mercer continually monitors exchange rates and movements in the rate of inflation for both countries. Your balance sheet will reflect changes, positive or negative, to your goods & services index and exchange rate only when there is an adjustment for inflation or new pricing surveys are available. Your balance sheet will be updated in April and October of each year.

Initially, your temporary living expenses should be reported through an expense report to WRRI. You will begin to receive a G&S differential, if applicable, once you are no longer being reimbursed for your living expenses via this method. Please notify [Name] of the Global Mobility department when you no longer are reporting your living expenses through an expense report so that any applicable G&S differential can be implemented.

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Host Country Housing Allowance. Avon will be assuming the full cost of your housing in Brazil including your rent and utilities (excluding telephone, cable television, and internet service). Your housing allowance is a maximum of BRL 25,000 per month. Any rent above BRL 25,000 will be your responsibility. Final selection of your housing will be subject to your manager’s approval.

Reasonable charges for utilities (excluding telephone, cable television, and internet service) will be reimbursed separately.

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Home Country Housing Charge. A home country housing charge (housing norm) reflects the amount that you would have spent on housing in Colombia. It is based on what someone with your family size and income level would spend on housing in Colombia as established by our consultants, Mercer. Since you will remain personally responsible for your home in Colombia and it will not be rented, the housing obligation reflecting the amount that you would have spent on housing will not be deducted from your total compensation. You will be required to submit a signed, written affidavit that the home will remain vacant and not generate any rental income while you are on assignment. You undertake the responsibility to immediately notify [Name] in the Global Mobility department if your situation changes, i.e., you are receiving rental income on your residence, sell it, etc. At the time [Name] is notified, a housing deduction will be withheld from your payroll applied from the effective date of the change. Our outside consultants, Mercer, will assist us in determining the amount of this deduction.

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Assignment Incentive Bonus. To recognize the personal adjustments inherent with international assignments and to cover miscellaneous costs not otherwise reimbursed, you will receive an assignment incentive bonus. The assignment incentive bonus is equivalent to one month’s base salary. The assignment incentive bonus will normally be paid when this letter, signed by all signatories, is returned to [Name]. You will not be responsible for any taxes on the assignment incentive, i.e., it is not subject to a hypothetical income tax deduction.

FOREIGN SERVICE EMPLOYEE ASSISTANCE PROGRAMS

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Shipment/Storage of Effects. You will be reimbursed for the cost of shipping limited household and personal effects to and from Brazil. Since you are maintaining your home in Colombia, it is understood that you will not require storage.

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Employee Benefits. During the term of your assignment in Brazil, your benefit coverage will continue as though you were working for Avon-Colombia. This includes medical coverage and any pension coverage. The Avon-Colombia payroll department will continue to handle any payroll deductions required for social security taxes, other mandated contributions and contributions to the Avon-sponsored benefit plans in Colombia.

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For the duration of your international assignment in Brazil, you and your eligible dependents will be enrolled in the local Brazilian health plan as required by local laws. Details will be provided under separate cover by local HR. Any costs not covered by this plan will be reimbursed to you. This medical plan arrangement will be in place until such time the Company implements a program that covers all international assignees globally.

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Work Permit/Visa. Avon’s immigration services provider will ensure all appropriate immigration documents, visas, and work permits are obtained to facilitate your stay in Brazil. Please contact Belinda Coakes for further details.

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Medical Treatment/Emergency Evacuation. You are covered under the Company’s emergency evacuation policy (“SOS”), should such a situation arise. You will be provided with a membership card, and additional details are available at www.internationalsos.com.

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Host Country Transportation. You will be provided with two (2) company leased cars and drivers while on assignment in Brazil in accordance with local policy. You will cease to participate in your home country car/transportation program for the duration of your international assignment.

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Hardship Allowance. Because Brazil qualifies as a hardship location due to such factors as political/social and physical conditions you will receive a hardship allowance equivalent to 10% of base salary, calculated on a maximum base salary of US$150,000 per year. This payment will not be subject to hypothetical tax and will be paid through your balance sheet. The hardship percentage is subject to change, including being eliminated, to coincide with the change in conditions in Sao Paulo, Brazil.

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Rest and Relaxation (R&R) Leave. Since Brazil has been designated as a hardship area, you will be eligible for a rest and relaxation leave each year for five (5) working days. These days should be used at the nearest non-hardship location (Miami or alternatively your home location in Colombia provided that the cost is equivalent to a trip to Miami) and are in addition to vacation/home leave. Reimbursement includes lodging and airfare only. Should the Brazil location lose its designation as a hardship location, the R&R leave will cease.

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Spousal Allowance. Since your spouse will relocate with you for this assignment, a one-time allowance of US$5,000 will be provided. This allowance is intended to enable your spouse to pursue professional interests and can be used for round-trip airfares to Colombia for business purposes or for other purposes. This allowance will normally be paid when this letter is signed and returned to the appropriate parties. You will not be responsible for any taxes on this allowance, i.e., it is not subject to a hypothetical income tax deduction.

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Miscellaneous Relocation Allowance. You will receive a relocation allowance equivalent to one month’s base salary when you relocate upon your acceptance of this assignment. Upon your return to Colombia or your reassignment to another location you will receive another one month’s base salary as a relocation allowance. This allowance is intended to cover expenses such as, but not limited to, tips paid to the moving crew, purchase of transformers, additional luggage, minor appliances, etc. The relocation allowance is not subject to hypothetical income tax.

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Education Assistance. Education expenses, such as reasonable tuition, transportation, textbook expenses and academic fees for your children, through the high school level (grade 12 or equivalent international grade), will be paid by Avon-Brazil.

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Home Leave/Vacation. You will be entitled to vacation according to the policy in Colombia. At the start of your assignment, you will need to select one of the below options for home leave reimbursement:

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1.
You will be authorized one round-trip per year to a destination of your choice for you and your eligible dependents. Such airfare, however, is not to exceed the equivalent cost of returning to Colombia, via the most direct route available.

2.
A home leave budget equivalent to one round-trip airfare per year for you and your eligible dependents will be communicated to you when you relocate for this assignment. The budget will remain for the duration of this assignment. This allowance may not be carried over into the next year(s) and will be forfeited if it is not used in the designated year. There is no cash payment in lieu of reimbursement. Please submit the airfare expenses with the appropriate documentation to WRRI.

You will need to advise [Name] of your decision when you relocate.

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Loss on Sale of Automobile. Should you elect to dispose of your personal automobile or your spouse’s personal automobile in Mexico you will be reimbursed for the loss on the disposal capped at 20% of the retail value of the automobile.

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Club Membership. As a social outlet, you and your eligible dependents will be reimbursed for membership in a local club. Please see “Certain Reimbursements and Payments” below for additional requirements. Please contact [Name] before making any arrangements.

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Destination Assistance/Cross Cultural Orientation. On-site relocation and settling-in assistance in Brazil and cross-cultural orientation concerning living in Brazil will also be provided to you through the services of consultants as appointed by Avon. Please contact [Name] for further instructions.

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Language Lessons. The Company will provide you and your eligible dependents with language lessons up to 120 hours. Please contact [Name] for further instructions. Any expenses paid under this section will normally be paid directly by Avon. To the extent this benefit is provided to you by Avon via reimbursement, please see “Certain Reimbursements and Payments” below for additional requirements.

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Pet Shipment Allowance. If you have a pet and plan to relocate that pet to Brazil, you will be provided with a one-time allowance of US$1,000 at the start of your assignment only. This allowance is intended for you to cover any expenses related to shipping your pet(s) to and from Brazil. This allowance will be paid when this letter is signed and returned to the appropriate parties. The pet shipment allowance is not subject to hypothetical income tax.

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Expense Reimbursements. Your airfare and expenses in traveling to Brazil for your pre-assignment visit and for the commencement of your assignment will be reimbursed to you. In addition, upon arriving in Brazil, your temporary living costs will be reimbursed to you. All assignment related expenses should be submitted for reimbursement to WRRI. Once you move into permanent housing, please notify [Name] so that any applicable G&S differential can be implemented.

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Provision of Major Appliances. You will be reimbursed for major appliances you are required to purchase, if major appliances are not provided with your new residence. Upon completion of your assignment, any items purchased for your use will become the property of Avon. Upon completion of your assignment, you will be given the opportunity to purchase them at a fair market price should you desire to do so. Please refer to the International Assignment Handbook or contact [Name] about the definition of major appliances.

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Personal Property & Liability Insurance. Avon has arranged Personal Property Insurance and Personal Liability Insurance for its expatriate associates on foreign assignment. Personal belongings that are usual to a household or dwelling are covered while at the foreign residence. These belongings must be at an Avon sponsored foreign country dwelling, which the associate uses as their primary residence.

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You will be required to complete an inventory list and submit it to UNIRISC, Avon's insurance administrator, and to Global Risk Management in New York for this coverage to apply. You are also covered for personal liability insurance. You will be provided with a coverage plan description and instructions within several weeks of your move. Please contact [Name] of the Global Risk Management department at [Telephone Number] if you have any questions.

DATA PRIVACY

During the assignment, your personal information will be collected and stored electronically in order to process salary payments, track your assignment details and generate other reports. By signing this letter, you expressly consent to the transfer of any information by Avon to related companies.

EMPLOYMENT CONSIDERATIONS

It is understood that in accepting this assignment, the terms and conditions are to be kept strictly confidential and to be the basis of your employment in Brazil. It is also understood that you will continue to adhere to the spirit of Avon policies, and that Human Resources policies governing compensation and benefits as they relate to your particular case will be determined by reference to Avon-Colombia’s practices rather than Brazil’s practices. It is also understood that all of the items covered in this letter are subject to your continued satisfactory performance.

PERFORMANCE AND REPATRIATION

Should you terminate while abroad, either at your own or Avon's election, Avon will pay repatriation expenses for you and your household goods in accordance with policy guidelines. Expenses to your point of origin (Colombia) would be paid, provided you return to that point within 30 days of termination. Of course, repatriation expenses would not be paid if you were to stay in Brazil or if you were to be employed by another company.

Upon successful completion of your assignment as SVP, General Manger, Brazil, it is our current intent to offer you a position comparable to that position or to repatriate you to Colombia. Of course, any such offer would be dependent on market conditions, Avon’s business structure and other circumstances that cannot be known at this time.

If you are involuntarily terminated prior to December 31, 2013, you will receive the equivalent of twelve (12) months’ base salary as severance (which is inclusive of any mandatory termination benefits in Colombia and/or Brazil).

David, I believe we have covered the pertinent points of your transfer. After you have reviewed this agreement, please sign the enclosed two copies of this letter and send one to [Name] in New York. The other copy may be retained for your files. I wish you the best in your new assignment.

Sincerely,

/s/ Fernando Acosta
Fernando Acosta	Date
SVP & President, LATAM

/s/ Amy White Byrne	2/7/2012
Amy White Byrne	Date
Vice President, HR, LATAM

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	/s/ Gina Fitzsimons	3/19/2012
	Gina Fitzsimons	Date
Executive Director, Global Compensation & Benefits

Reviewed and agreed

	/s/ David Legher	2/13/2012
	David Legher	Date

cc:	L. Alziari
J. D'Angelo
B. Coakes
A. Caceres
L. Williams (E&Y)
D. Nicolas (WRRI)

NOTE: All costs of this assignment will be charged to cost center [COST CENTER IDENTIFIER]

PERSONAL AND CONFIDENTIAL

July 1, 2014

David Legher
SVP and General Manager, Brazil
Avon-Brazil

Dear David,

I am very pleased that you have agreed to extend your assignment in Sao Paulo, Brazil, as SVP and General Manager, Brazil, for one (1) additional year from June 1, 2014 to May 31, 2015. The terms and conditions of your original Letter of Understanding dated February 7, 2012 will remain in effect for this extension period. The assignment may end earlier than May 31, 2015 subject to the discretion of LATAM Management.

Your assignment will continue to be governed under the Avon Long Term International Assignment Policy (issued April 1, 2008) until the end of this one (1) year extension. If your assignment is extended after May 31, 2015, then the terms and conditions in the revised Avon Long Term Corporate International Assignment Policy (issued January 1, 2013) will apply. Similarly, if you are re-assigned to a new location, the Policy issued January 1, 2013 will apply to any new assignment at the time of reassignment.

In addition, the revised Avon Global Tax Equalization Policy (effective January 1, 2013) will apply to your assignment. The revised Tax Equalization Policy formalizes the repayment of tax settlement amounts due Avon from your annual tax equalization calculation as follows: within 30 days of receipt of the calculation from Avon’s designated global tax services firm or within 30 days of receipt of tax refunds, as applicable.

If you are in agreement with this extension, please sign both copies of this letter. One copy should be returned to Belinda Coakes in the New York office; the other copy is for your files.

Sincerely,

/s/ Fernando Acosta	/s/ Amy White Byrne
Fernando Acosta	Amy White Byrne
SVP & President, LATAM	Vice President, HR, LATAM

/s/ Susan Ormiston
Susan Ormiston
SVP HR & CHRO

cc: B. Coakes, P. Conejos, L. Williams (E&Y), H. Lohmann (Weichert)